                                  EXHIBIT 99.9
              THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                          RESTATED SEGMENT INFORMATION
                                   UNAUDITED

                                                  THREE       SIX         NINE
                                                  MONTHS     MONTHS      MONTHS
(In millions)                                     ENDED      ENDED       ENDED
                                                  MAR 31,    JUN 30,     SEP 30,
                                                   2000       2000        2000
                                                 -------     -------     -------
SALES:

  North American Tire                           $1,730.1    $3,487.6    $ 5,319.6
  European Union Tire                              874.4     1,676.6      2,436.2
  Eastern Europe, Africa and Middle East Tire      191.0       384.6        599.7
  Latin American Tire                              257.8       522.3        785.5
  Asia Tire                                        138.0       275.9        404.8
                                                --------    --------    ---------

   TOTAL TIRES                                   3,191.3     6,347.0      9,545.8

  Engineered Products                              321.0       627.4        910.1
  Chemical Products                                278.0       571.8        847.5
                                                --------    --------    ---------

     TOTAL SEGMENT SALES                         3,790.3     7,546.2     11,303.4

  Inter-SBU Sales                                 (135.4)     (282.8)      (422.4)
  Other                                              9.2         8.0          9.7
                                                --------    --------    ---------

     NET SALES                                  $3,664.1    $7,271.4    $10,890.7
                                                --------    --------    ---------

INCOMES:

  North American Tire                              $50.2      $136.3       $197.1
  European Union Tire                               43.7        83.5         95.8
  Eastern Europe, Africa and Middle East Tire       15.3        27.4         46.4
  Latin American Tire                               23.4        44.8         54.9
  Asia Tire                                          9.8        16.1         19.6
                                                --------    --------    ---------

   TOTAL TIRES                                     142.4       308.1        413.8

  Engineered Products                               23.8        44.3         46.6
  Chemical Products                                 23.4        53.4         60.4
                                                --------    --------    ---------

   TOTAL SEGMENT INCOME                            189.6       405.8        520.8

  Other                                           (109.3)     (215.6)      (318.0)
                                                --------    --------    ---------

   INCOME BEFORE INCOME TAXES                   $   80.3    $  190.2    $   202.8
                                                --------    --------    ---------
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                                     X-99-9